Exhibit 99.1

PRESS RELEASE

Company Contact:

Mark A. Varney, Ph.D.

President and CEO

Cortex Pharmaceuticals, Inc.

949.727.3157

CORTEX REPORTS FOURTH QUARTER AND

YEAR END OPERATING RESULTS

IRVINE, CA (March 30, 2012) — Cortex Pharmaceuticals, Inc. (OTCBB (CORX)) reported net income of approximately $832,000, or $0.01 per share, for the quarter ended December 31, 2011, compared with a net loss of approximately $984,000, or $0.01 per share, for the corresponding prior year quarter.

For the fiscal year ended December 31, 2011, the Company reported a net loss of approximately $2,255,000, or $0.03 per share, compared with net income of approximately $1,629,000, or $0.02 per share for the corresponding prior year period.

Revenues for the quarter ended December 31, 2011 include $2,000,000 received from Servier upon exercise of its option to acquire sole ownership of the patent rights to the jointly discovered AMPAKINE® CX1632. As previously announced, in June 2011 Servier provided Cortex with a nonrefundable $1,000,000 payment in exchange for an option to expand its rights to the compound.

Operating expenses for the quarter ended December 31, 2011 decreased to approximately $1,169,000 from approximately $1,267,000 for the corresponding prior year period, due mostly to decreased personnel and consulting costs, partially offset by sublicense fees to the University of California triggered by Servier’s option exercise.

For the year ended December 31, 2010, revenues include $10,000,000 from the Company’s March 2010 transaction with Biovail. Operating expenses for the fiscal year ended December 31, 2011 decreased to approximately $5,376,000 from approximately $8,292,000 for the prior year, with the decrease mostly due to sublicense fees and administrative expenses during the prior year related to the Biovail transaction.

Interest expense of $553,000 for the year ended December 31, 2010 includes non-cash charges related to the June 2010 conversion of the promissory note issued to Samyang Optics Co., Ltd. (“Samyang”) of Korea. As reported earlier, the convertible note was issued in connection with the Company’s $1,500,000 private placement to Samyang in January 2010.

In October 2011, Cortex announced a private placement of $500,000 with Samyang Value Partners, Co., Ltd., a wholly owned subsidiary of Samyang. The private placement included the issuance of unregistered shares of the Company’s common stock and warrants to purchase additional unregistered shares of its common stock. The purchase price for the shares was computed based upon a weighted average of the closing prices of the Company’s common stock for the five trading days prior to signing the definitive agreement.

More recently, the Company announced the issuance by the United States Patent and Trademark Office of two key patents that protect the next generation of AMPAKINE compounds, and in particular the Company’s focus on breathing-related disorders. The USPTO issued both a composition-of-matter patent and a divisional patent covering methods of use, including the treatment of opioid-induced respiratory depression. These issued patents will provide protection from competitors through August 2028.

Cortex Pharmaceuticals, Inc.

Cortex, located in Irvine, California, is a clinical-stage specialty pharmaceutical company focused primarily on the discovery, development and commercialization of positive AMPA-type glutamate receptor modulators. Cortex has pioneered a class of proprietary pharmaceuticals called AMPAKINE compounds, which act to increase the strength of signals at connections between brain cells. Recent research has focused on the use of AMPAKINE compounds for the potential treatment or prevention of respiratory depression induced by opioid analgesics, anesthetic agents and benzodiazepines, as well as the potential treatment for central sleep apnea. For additional information regarding Cortex, please visit the Company’s website at http://www.cortexpharm.com.

Forward-Looking Statement

Note — This press release contains forward-looking statements concerning the Company’s research and development activities. Words such as “believes,” “anticipates,” “plans,” “expects,” “indicates,” “will,” “intends,” “potential,” “suggests,” “assuming,” “designed” and similar expressions are intended to identify forward-looking statements. These statements are based on the Company’s current beliefs and expectations. The success of such activities depends on a number of factors, including the risks that the Company’s proposed products may at any time be found to be unsafe or ineffective for any or all of their proposed indications; that patents may not issue from the Company’s patent applications; that competitors may challenge or design around the Company’s patents or develop competing technologies; that the Company may have insufficient resources to undertake proposed clinical studies and that preclinical or clinical studies may at any point be suspended or take substantially longer than anticipated to complete. As discussed in the Company’s Securities and Exchange Commission filings, the Company’s proposed products will require additional research, lengthy and costly preclinical and clinical testing and regulatory approval. AMPAKINE compounds are investigational drugs and have not been approved for the treatment of any disease. Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date of this press release. The Company undertakes no obligation to update publicly any forward-looking statements to reflect new information, events or circumstances after the date of this press release or to reflect the occurrence of unanticipated events.

(tables follow)

Cortex Pharmaceuticals, Inc.

Condensed Statements of Operations

(in thousands, except per share data)

	Three months ended December 31,		Fiscal year ended December 31,
	2011	2010	2011	2010
	(Unaudited)	(Unaudited)
Revenues	$2,002	$281	$3,114	$10,474
Operating expenses:
Research and development	454	392	2,187	3,739
General and administrative	715	875	3,189	4,553

Total operating expenses	1,169	1,267	5,376	8,292

Income (loss) from operations	833	(986)	(2,262)	2,182
Interest (expense) income, net	(1)	2	7	(553)

Net income (loss)	$832	$(984)	$(2,255)	$1,629

Income (loss) per share:
Basic and diluted	$0.01	$(0.01)	$(0.03)	$0.02
Shares used in computing per share amounts
Basic	83,393	78,858	79,989	73,678
Diluted	83,393	78,858	79,989	73,689

Cortex Pharmaceuticals, Inc.

Reconciliation of Reported Net Income Applicable to Common Stock

and Diluted Income per Share Attributable to Common Stock

(in thousands, except per share data)

	For the Fiscal Year Ended December 31, 2010
	Income (Numerator)	Shares (Denominator)	Per-Share Amount
Basic Earnings per Share:
Income applicable to common stock	$1,629	73,678	$0.02

Effect of Dilutive Securities:
Options to purchase common stock	—	11

Diluted Earnings per Share:
Income applicable to common stock
+ assumed conversions	$1,629	73,689	$0.02

Cortex Pharmaceuticals, Inc.

Condensed Balance Sheets

(in thousands)

	December 31, 2011	December 31, 2010
Assets:
Cash and cash equivalents	$1,611	$1,037
Marketable securities	—	1,993
Restricted cash	48	156
Other current assets	86	90

	1,745	3,276
Furniture, equipment and leasehold improvements, net	67	250
Other	9	41

Total assets	$1,821	$3,567

Liabilities and Stockholders’ Equity:
Accounts payable and accrued expenses	$1,145	$1,156
Non-current liabilities	—	8
Stockholders’ equity	676	2,403

Total liabilities and stockholders’ equity	$1,821	$3,567

MORE INFORMATION AT WWW.CORTEXPHARM.COM

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